Exhibit 99.1

[IMCO RECYCLING INC. LOGO]

For Information: Paul V. Dufour	For Immediate Release
Telephone: (972) 401-7391	August 4, 2004

IMCO RECYCLING REPORTS HIGHER VOLUME AND SEGMENT

INCOME BUT LOWER NET EARNINGS IN 2004’S SECOND QUARTER

Irving, Texas – – IMCO Recycling Inc. (NYSE:IMR) today reported second quarter 2004 net earnings of $288,000 or $.02 per common diluted share. As previously announced, the company’s second quarter results include severance and associated costs of $2.3 million ($3.7 million before tax) or $.15 per share related to the April retirement of its former chairman and chief executive officer. Excluding those costs, IMCO’s earnings in the period would have been $2.6 million or $.17 per share.

The company’s net earnings in the second quarter of 2003 were $2.5 million or $.17 per share.

Richard L. Kerr, president and chief executive officer, said, “IMCO’s total processing volume was nine percent higher in 2004’s second quarter than in the same period last year. Overall segment income of our domestic aluminum, international aluminum and zinc businesses also was greater than in the second quarter of 2003, but this improvement was offset by higher interest expense and an increase in selling, general and administrative (SG & A) expense which included severance costs.”

Mr. Kerr said the recovery in U.S. industrial activity and a stronger overall aluminum market raised the operating rates of IMCO’s domestic aluminum recycling plants in the second quarter. Income of that segment increased by 73 percent compared with the same period of 2003, and its processing volume rose by six percent.

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Second quarter 2004 processing volume of the international aluminum segment was 18 percent higher than in the comparable 2003 period because volume increased at the company’s facilities in both Europe and Latin America. The profitability of the Latin American plants which are located in Mexico and Brazil rose significantly in 2004’s second quarter. Total income of the international segment declined by 21 percent to $5.0 million from $6.3 million, however, as margins in Europe decreased from those of 2003’s second quarter.

Mr. Kerr said that VAW-IMCO of Germany, a consolidated subsidiary which is a major supplier of specialty alloys to the European auto industry, “is continuing to experience strong demand for its products and services that is being met through an expansion of its capacity which was completed last year.”

The zinc segment’s second quarter processing volume about equaled that of the same period of 2003 but its income increased to $2.9 million from $1.4 million because of a rise in the zinc price which resulted from that industry’s better supply/demand balance.

Commenting on the company’s third quarter outlook, Mr. Kerr said, “We expect our processing volume to improve from the year-ago level even though our domestic specialty alloys plants and VAW-IMCO will be affected in the period by the traditional shutdown of auto manufacturing facilities for model changeovers. Partially because of the anticipated higher volume, which is to some extent dependent upon continued strength in U.S. industrial activity, we believe our net earnings in the third quarter of 2004 will be in the range of $.11 to $.13 per share. This estimate includes a nonrecurring gain in Brazil of about $600,000 net of tax or $.04 per share from settlement of a

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contractual obligation related to a supply agreement. In last year’s third quarter IMCO had a net loss of $.02 per share due mainly to weak volume in the domestic aluminum segment and an unrealized mark-to-market aluminum hedge loss at VAW-IMCO.”

IMCO began reporting separate segment results for its international aluminum activities effective March 1, 2003 because of its deemed acquisition on that date of effective full ownership of VAW-IMCO. Previously, the financial results of VAW-IMCO, which had been 50 percent-owned, were reported under the equity method of accounting.

SG & A expense increased in the second quarter of 2004 due to severance costs, costs related to the company’s proposed merger with Commonwealth Industries, Inc. (NASDAQ/NM:CMIN) that was announced on June 17, and a rise in legal fees. SG & A expense was higher in the first half of 2004 for those reasons and because of the consolidation of VAW-IMCO’s operations.

Interest expense rose in the second quarter and first half of 2004 due to a greater level of debt resulting from full ownership of VAW-IMCO and to higher interest rates on long-term debt facilities that were part of IMCO’s October 2003 refinancing.

The company’s net earnings in the first half of 2004 were $3.0 million or $.20 per share compared with $3.8 million or $.26 per share in the first six months of 2003. Excluding the severance and associated costs recorded in the second quarter, IMCO’s net earnings in the first half of 2004 would have been $5.3 million or $.35 per share.

Total aluminum and zinc processing volume in 2004’s second quarter was 840.1 million pounds, nine percent above volume of 768.2 million pounds in the same period of 2003.

Revenues in the second quarter were $292.4 million, up 22

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percent from revenues of $239.5 million in the 2003 quarter. Revenues rose more than volume because of higher metal prices and because the majority of VAW-IMCO’s volume is based on product sales that include the cost of metal purchased, processed and sold.

Processing volume in the first six months of 2004 increased 17 percent to 1.70 billion pounds from volume of 1.43 billion pounds in the same period of 2003.

Revenues in the first half rose 31 percent to $570.9 million from revenues of $434.5 million in the first six months of 2003.

With regard to the company’s proposed merger with Commonwealth Industries, IMCO Recycling has filed a Form S-4 with the Securities and Exchange Commission and pre-merger notifications under the Hart-Scott-Rodino Antitrust Improvement Act. Several teams of employees from both companies are engaged in integration planning to provide efficient operation of the combined company the day after the merger is completed. The teams are also analyzing courses of action designed to achieve estimated annual synergy savings of $25 million within 18 to 24 months following the close of the merger. Expected principal synergies are in the areas of procurement, integration of complementary operations, reductions in SG & A costs and the application of best practices in plant operations. The company anticipates completion of the merger in the fourth quarter. Completion of the merger is conditioned on stockholder approval for both companies, regulatory consents and approvals, obtaining adequate assurances of refinancing certain debt of the two companies and other customary closing conditions.

The public and media are invited to listen to IMCO’s conference call that will begin at 10:30 A.M.(ET) tomorrow. To

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access the call, log on to the web at http://www.firstcallevents.com/service/ajwz408605860gf12.html. If you are unable to access the call on a live basis, it will be archived on the website www.imcorecycling.com. To access the replay, click on For The Investor.

IMCO Recycling Inc. is one of the world’s largest recyclers of aluminum and zinc. The company has 21 U.S. production plants and five international facilities located in Brazil, Germany, Mexico and Wales. IMCO Recycling’s headquarters office is in Irving, Texas.

SECOND QUARTER 2004 SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements regarding increased earnings and earnings per share, improvements in processing volumes expected in the third quarter of 2004, the anticipated continuation of strengthened U.S. industrial activity resulting in increased plant operating rates, expected cost savings through estimated synergies, and the date of completion of the merger. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described therein. These risks and uncertainties would include, without limitation, longer-than-expected shutdowns of auto manufacturing facilities for model changeovers or for other reasons; additional severance or similar costs incurred prior to completion of the merger; the success of IMCO and Commonwealth in securing sufficient financing on adequate terms to refinance certain of their outstanding debt; future utilized capacity of the company’s various facilities; the availability at favorable cost of aluminum scrap and other metal supplies that the company processes; restrictions in place on the company’s capital expenditures and future growth imposed by its credit facilities; the ability of the company to enter into effective metals, natural gas and other commodity derivatives; the continuation of, or further declines in, the U.S. can recycling rate; future natural gas and other fuel costs of the company; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions caused by terrorist activities or other unanticipated events; future downturns in the automotive markets in the U.S. and Europe; future decreases in recycling outsourcing by primary producers; future levels and timing of capital expenditures; fluctuations in operating margins for the products and services the company provides; the financial condition of its customers and the retention of its major customers; the timing and amounts of collections; the future mix of product sales vs. tolling business; currency exchange fluctuations; future writedowns or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the company’s filings with the Securities and Exchange Commission, including but not limited to the reports on Form 10-K for the fiscal year ended December 31, 2003, and on Form 10-Q (to be filed) for the quarter ended June 30, 2004, particularly the sections entitled “Cautionary Statements For Purposes of Forward-Looking Statements” contained therein.

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IMCO Recycling Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	For the three months ended June 30,		For the six months Ended June 30,
	2004	2003	2004	2003
REVENUES	$292,439	$239,452	$570,947	$434,535
Cost of sales	270,023	221,613	525,384	404,789

GROSS PROFIT	22,416	17,839	45,563	29,746

Selling, general and administrative expense	14,717	9,452	26,648	17,457
Fees on receivables	—	291	—	581
Interest expense	6,861	3,704	13,305	6,053
Interest and other (income	41	(45)	184	22
Equity in loss (earnings) of affiliates	62	14	45	(911)

	21,681	13,416	40,182	23,202

Earnings before provision for income taxes, and minority interests	735	4,423	5,381	6,544

Provision for income taxes	387	1,847	2,295	2,493

Earnings before minority interest	348	2,576	3,086	4,051

Minority interests, net of provision for income taxes	60	113	87	265

Net earnings	$288	$2,463	$2,999	$3,786

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	For the three months ended June 30,		For the six months ended June 30,
	2004	2003	2004	2003
Net Earnings Per Common Share:
Basic earnings	$0.02	$0.17	$0.20	$0.26

Diluted earnings	$0.02	$0.17	$0.20	$0.26

Weighted Average Shares Outstanding:
Basic	14,814	14,457	14,658	14,480
Diluted	15,313	14,519	15,097	14,533

Supplementary Information:
Depreciation and amortization	$7,082	$6,986	$14,197	$13,291
Capital spending	$4,937	$5,331	$12,563	$7,723

Segment Reporting:
Volume (pounds):
Domestic Aluminum	517,844	487,109	1,036,421	974,867
International Aluminum	259,333	219,174	514,427	340,366
Zinc	62,882	61,898	119,075	116,194

	840,059	768,181	1,669,923	1,431,427

Percent Tolled	58%	53%	58%	54%

Revenues:
Domestic Aluminum	$143,931	$121,857	$281,610	$248,974
International Aluminum	92,594	80,558	183,267	113,822
Zinc	55,914	37,037	106,070	71,739

	$292,439	$239,452	$570,947	$434,535

Segment Income:
Domestic Aluminum	$9,267	$5,363	$15,887	$11,176
International Aluminum	4,986	6,316	11,943	9,225
Zinc	2,884	1,404	6,777	2,510

	$17,137	$13,083	$34,607	$22,911

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IMCO Recycling Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited – in thousands)

	June 30, 2004	December 31, 2003
ASSETS
Current Assets:
Cash	$13,934	$14,760
Accounts Receivable, Net	132,538	112,128
Restricted Cash	18,917	—
Inventories	82,514	78,270
Other Current Assets	25,512	23,611

Total Current Assets	273,415	228,769

PP&E, Net	212,829	219,668
Goodwill, Net	69,239	69,049
Restricted Cash	—	24,846
Investments	831	976
Other Assets, Net	14,225	13,209

TOTAL ASSETS	$570,539	$556,517

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$88,870	96,207
Accrued Liabilities	37,384	30,955
Current Maturities Of L-T Debt	30	26

Total Current Liabilities	126,284	127,188

Long-Term Debt	266,516	256,167
Deferred Income Taxes Payable	20,618	20,390
Other Long-Term Liabilities	25,705	25,244
Stockholders’ Equity	131,416	127,528

TOTAL LIABILITIES AND EQUITY	$570,539	$556,517

Reconciliation of Earnings Before Interest,

Taxes, Depreciation and Amortization (EBITDA)

	For the three months ended June 30,		For the six months ended June 30,
	2004	2003	2004	2003
EBITDA (1)	$14,618	$15,000	$32,796	$25,623
Interest expense	6,861	3,704	13,305	6,053
Income taxes	387	1,847	2,295	2,493
Depreciation and amortization	7,082	6,986	14,197	13,291

Net earnings	$288	$2,463	$2,999	$3,786

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(1) EBITDA represents net earnings before interest expense, provision for taxes, depreciation and amortization. EBITDA is a non-GAAP measure which is presented because we believe that it is a useful indicator of our ability to incur and service debt. EBITDA should not be construed as an alternative to net earnings or operating earnings as an indicator of our performance, or as an alternative to cash flow from operating activities, investing activities or financing activities as a measure of liquidity, in each case as such a measure is determined in accordance with GAAP.

The company also uses EBITDA because its revolving credit agreement and indenture use EBITDA with additional adjustments to measure its compliance with covenants such as interest coverage, leverage ratio and debt incurrence. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of IMCO’s financial results prepared in accordance with generally accepted accounting principles, or GAAP.

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